Press Release	Source: NowAuto Group, Inc.

NOWAUTO GROUP, INC. ANNOUNCES FISCAL YEAR END RESULTS.

Tuesday October 17, 2006, [time]

Company Reports Net Profit Before Impairment of $0.02 per Diluted Share.

Tempe, Ariz., October 17, 2006 -- NowAuto Group, Inc. (NAUG: OTCBB) today announced results of its fiscal 2006 year. The Company reported revenue of $11.68 million, up from $2.09 million in the prior year, and Net Income before impairment of $0.02 per diluted share versus a net Loss of $0.15 per diluted share in the prior year.

NowAuto also reported a 47% increase in net contract receivables from the quarter ended March 31, 2006, as well as back-to-back profitable quarters for the first time in the Company’s history.

Concurrent with the completion of the Company’s 10-K report the Company wrote off all impaired assets related to the acquisition and subsequent disposal of Sunburst Car Co., Inc.

“We are pleased that the thorough review and analysis of prior periods resulted in more accurate and more positive operating and financial results. We are especially pleased that, in light of a difficult December 2005 quarter the Company still produced a net profit before impairment of $0.02 per diluted share for the fiscal year. We believe these results demonstrate while we have a long way to go, we are moving in the right direction” said CEO Scott Miller.

“The results speak for themselves,” said CFO Faith Forbis. “Stronger financial controls than we have had in the past and fiscal discipline have not only helped us turn the corner, but are giving us the momentum to move toward increased profitability.”

The Company announced further that during fiscal 2007 the Company expects to add new Buy-Here-Pay-Here locations in Arizona, introduce new lines of business and new programs, improve its Web presence and Web-based operations, and improve investor/shareholder services.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates four buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc. the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc. April Marquez (480) 990-0007

Source: NowAuto Group, Inc.

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